                                                                    Exhibit 4.21

                                PROMISSORY NOTE


 $1,300,000.00                                                New York, New York
                                                                  April 29, 1996



FOR VALUE RECEIVED, the undersigned GK FINANCING, LLC, a California limited liability company (the "Borrower"), hereby unconditionally promises to pay ON OR BEFORE October 17, 1998 (the "Maturity Date"), to the order of Skandinaviska Enskilda Banken, New York Branch (the "Bank"), or its successors or assigns, at 245 Park Avenue, New York, New York, 10167, or at such other place as the Bank may designate in writing, the principal sum of ONE MILLION THREE HUNDRED THOUSAND DOLLARS ($1,300,000.00), in lawful money of the United States of America, with interest from the date of this Promissory Note (the "Note") on the principal amount from time to time outstanding at the rate of the base prime rate from time to time charged by the Bank, plus two percent (2%) (the "Interest Rate"), said interest and principal payable as set forth below together with all costs, disbursements, expenses, and attorney's fees incurred in any action to enforce this Note.

Interest shall be paid every 6 months on October 29 and April 29 respectively. The Bank shall use its best efforts to invoice Borrower for amounts due, however, the Bank's failure to invoice the Borrower shall not relieve the Borrower of any obligations under this Note. If interest is due on a weekend or Bank holiday, then such payment shall be due on the next preceding day on which the Bank is open. Anything herein to the contrary notwithstanding, any unpaid principal hereof or interest hereon outstanding on the Maturity Date shall be due and payable on the Maturity Date. Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days.

Default in the payment of interest and/or principal as provided herein for a period of ten (10) days after any of the same become due and payable, or the filing or a petition in bankruptcy filed by or against the Borrower, if such petition if filed against Borrower is not dismissed within 60 days, or if the Borrower shall be dissolved for any reason, or if substantially all of the assets of Borrower shall be sold, or if Borrower shall be merged with any other entity, shall render the entire principal balance herein bearing interest at a rate equal to sixteen percent (16%) per annum, immediately due and payable at the option of the Bank, without necessity for demand and notice, and any failure to exercise the said option, in whole or in part, shall not constitute a waiver of the right to exercise the same, with respect to a continuing or subsequent default, at any other time.

Notwithstanding anything herein, the interest payable hereunder shall not exceed the maximum amount allowable under applicable law.

The Note may be prepaid in whole or in part in increments of not less than $100,000, at any time, without prepayment penalty or premium, provided that any prepayment in whole shall also be accompanied by payment of all accrued and unpaid interest due under the Note and all other fees, expenses, and other sums (if any) due and owing thereunder.

Notwithstanding anything contained herein to the contrary, the Borrower shall make a mandatory prepayment in the total amount of proceeds received by the Borrower each time a Gamma Knife is sold, or a Gamma Knife loan or lease financing is obtained by the Borrower, but in no event greater than $250,000 for such occurrence, however, Borrower shall not make such a prepayment if such monies received are less than $100,000 in the aggregate.

Presentment, demand, protest, notice of dishonor and notice of nonpayment are hereby waived to the extent permitted by applicable law.

In the event of any action or proceeding with respect to any matter pertaining to this Note, the Borrower hereby waives the right to a trial by jury. The Note and the rights and obligation of the Borrower and the Bank shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to any conflicts of laws rules which would require the application of the laws of any other jurisdiction. The Borrower hereby irrevocably consents to the nonexclusive jurisdiction and venue of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City.

This Note contains the entire agreement between the Bank and the Borrower with respect to all subject matters contained herein. This Note cannot be amended, modified or changed in any way except by a written instrument executed by all parties to this Note.

         Borrower

         GK FINANCING, LLC



         By:      /s/ Craig K. Tagawa
               --------------------------------
         Name:        Craig K. Tagawa
               --------------------------------
         Its:  Chief Executive Officer
               --------------------------------